Williams (NYSE: WMB)
One Williams Center
Tulsa, OK 74172
800-Williams
www.williams.com

DATE: March 18, 2013

MEDIA CONTACT:	INVESTOR CONTACTS:
Tom Droege (918)573-4034	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Ralph Izzo Elected to Williams’ Board of Directors

TULSA, Okla. – Williams (NYSE:WMB) announced today that Ralph Izzo has been elected to the company’s Board of Directors. This increases the size of Williams’ board to 11.

Izzo has more than 20 years experience as a senior executive in the energy industry. He is currently chairman, president and chief executive officer of Public Service Enterprise Group Incorporated, a publicly traded (NYSE:PEG) diversified energy company headquartered in New Jersey and one of the largest electric utilities in the United States.

“Ralph brings significant leadership experience in the North American energy industry to the Williams board,” said Alan Armstrong, Williams’ president and chief executive officer.

“Ralph’s deep knowledge across multiple disciplines of the energy industry and his background in science, public policy and business provide added strength to our board.”

Izzo is also currently chairman of the Rutgers University Board of Governors and serves on the board of directors for the New Jersey Chamber of Commerce, the New Jersey Utilities Association, the Edison Electric Institute, the Nuclear Energy Institute, the Institute for Nuclear Power Operations, the National Center on Addiction and Substance Abuse at Columbia University and The Center for Energy Workforce Development. He resides in New Jersey.

About Williams (NYSE: WMB)
Williams is one of the leading energy infrastructure companies in North America. It owns interests in or operates 15,000 miles of interstate gas pipelines, 1,000 miles of NGL transportation pipelines, and more than 10,000 miles of oil and gas gathering pipelines. The company’s facilities have daily gas processing capacity of 6.6 billion cubic feet of natural gas and NGL production of more than 200,000 barrels per day. Williams owns approximately 68 percent of Williams Partners L.P. (NYSE: WPZ), one of the largest diversified energy master limited partnerships. Williams Partners owns most of Williams’ interstate gas pipeline and domestic midstream assets. The company’s headquarters is in Tulsa, Okla. For more information, visit www.williams.com, where the company routinely posts important information.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.